Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Fourth Quarter Losses from Hurricane Matthew

ELBA, ALABAMA (October 19, 2016)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of fourth quarter 2016 insured losses from Hurricane Matthew incurred by property and casualty subsidiary National Security Fire & Casualty.

From October 7th to October 9th, Hurricane Matthew moved up the Atlantic Coast impacting our policyholders in Georgia and South Carolina. Our insureds’ property in the path of Matthew was exposed to category 1 hurricane and tropical storm force winds. To date we have received over 1,200 claims as a result of this event. Our current estimate of gross losses incurred from Hurricane Matthew is in the range of $3,500,000 to $4,500,000.

We maintain catastrophe reinsurance that covers losses from a single event in excess of our $4,000,000 retention. Under our catastrophe reinsurance program, reinsurers reimburse 100% of losses exceeding our $4,000,000 retention and up to the reinsurance upper limit of $72,500,000. We expect losses from Hurricane Matthew to remain well within the limits of our catastrophe reinsurance program.

Net of reinsurance recoveries, we estimate that our incurred losses from Hurricane Matthew will be in the range of $3,500,000 to $4,000,000. Net of tax, our current estimated ultimate losses from Matthew will reduce our fourth quarter and full year net income within a range of $2,310,000 to $2,640,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.
Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.